Exhibit 99.1
CentraCore Properties Trust
Moderator: Charles R. Jones
May 19, 2006
2:00 PM ET

Operator:
Good day ladies and gentlemen. Welcome to the CentraCore Properties Trust 1st Quarter 2006 Financial Results. At this time, all participants are in a listen-only mode. Later, there will be a question and answer session, and instructions will be given at that time. If anyone should require operator assistance throughout the conference, please press * then 0 on your touchtone telephone. As a reminder, this conference call is being recorded. I would like to now turn the conference over to Christy Barnhart. Please go ahead ma’am.

Christy Barnhart:
Thank you and good afternoon and welcome to today’s first quarter earnings conference call by CentraCore Properties Trust. Our earnings press release distributed on May 9th includes a reconciliation of the non-GAAP financial measures for the first quarter; March 31, 2006 and 2005.

In addition, this call will contain forward-looking statements regarding future events and future performance of the company that involves risks and uncertainties that could materially affect actual results. Please refer to our SEC filings for a description of risks, uncertainties, and other factors that could cause actual results to vary from current expectations and forward-looking statements contained in this teleconference. Please note that CentraCore Properties Trust has no duty to update any of these forward-looking statements after the date of this call.

At this time, I would like to introduce David Obernesser, Chief Financial Officer, and Charles Jones, President and Chief Executive Officer.

Charles Jones:
Thank you and good afternoon. We appreciate you participating in our quarterly conference call. I’m Chuck Jones. Given the level of procurement activity in the corrections sector and the corresponding travel requirements for CPT personnel, we are holding this quarterly conference call later than usual this quarter. We will return to our traditional conference call schedule next quarter.

We will now begin today’s call with Dave Obernesser, our Chief Financial Officer, who will provide details on our financial results and related matters. David.

Dave Obernesser:
Thank you Chuck. CentraCore Properties Trust reported net income for the first quarter of 2006 of $.42 per share with funds from operation, or FFO, of $.56 per share. These earnings figures are based on diluted, weighted average shares outstanding during the period of 11,093,000 shares.

Total revenue for the first quarter of 2006 was $7.6 million, as compared to $6.9 million for the first quarter of 2005. The 10 percent increase in revenue was primarily from the acquisition of the Mesa Verde Facility in January 2006 and the 300-bed expansion at our facility located in Lawton, Oklahoma, completed in May, 2005.

General and administrative expenses were $858,000 for the first quarter of 2006 versus $721,000 for the first quarter of 2005. This 19 percent increase in general and administrative expenses is primarily due to an increase in salaries and benefits and legal and audit fees.

Interest expense was $0.5 million for the first quarter of 2006, as compared to $0.3 million for the first quarter of 2005. The 67 percent increase in interest expense was primarily due to an increase in the interest expense on the amended bank credit facility due to the $16.3 million draw in January 2006 to acquire the Mesa Verde Facility.

The company had $25,800,000 of debt outstanding at March 31, 2006. The company has committed to fund up to $23 million for the new 600-bed expansion at our Lawton, Oklahoma, Facility, which will be funded using net cash provided by operating activities and our amended bank credit facility. As of March 31, 2006, the company had incurred approximately $16,744,000 of costs related to the new 600-bed expansion. The new 600-bed expansion is expected to be completed in the second half of 2006. In addition, the company recently announced it had committed to fund a 286-bed expansion to the Delaney Hall Facility located in Newark, New Jersey, at an expected cost of approximately $13 million. The Delaney Hall expansion will be funded using net cash provided by operating activities and our amended bank credit facility.

The current weighted average remaining life on our 13 leases as of May 19, 2006 is approximately 3 years. Although the Jena facility remains vacant, it is subject to a non-cancel triple-net lease which expires in 2010. Our Lessee, The GEO Group, is obligated to pay the rent on this facility regardless of whether or not they have an operating contract for the leased facility and has never been late in doing so.

CentraCore Properties Trust non-cash items during the first quarter of 2006 included a negative straight-line adjustment of approximately $34,000 and approximately $184,000 for the amortization of the deferred financing fee.

Let’s now look at updated 2006 earnings guidance, which is based on our existing portfolio of 13 properties, the 600-bed expansion at our Lawton Facility, which is expected to be completed in the second half of 2006, and the recently acquired security level and operational improvements at Delaney Hall. Although we are expecting additional revenue and corresponding earnings from potential acquisitions, we have not included these in this 2006 earnings guidance. We will provide updates to this earnings guidance on each quarterly conference call.

Assuming CPI increases 2.5 percent and annual general administrative expenses are $3.6 million to $3.7 million, the 2006 earnings guidance is as follows. First, I will address GAAP EPS and then FFO quarter-by-quarter; EPS, second quarter, $.41; third quarter, $.42; fourth quarter, $.42. The total GAAP EPS for 2006 is $1.67. FFO, second quarter, $.55; third quarter, $.56; fourth quarter, $.57; the total FFO of 2006 is $2.24.

Given the level of legal and administrative issues relating to the announcement by GEO, we have increased our estimate of G&A expenses in 2006.

Chuck will now address other developments.

Charles Jones:
Thank you David. I’m going to begin by covering our recent announcement on the expansion of Delaney Hall in Newark, New Jersey. We acquired this facility in 2003 for $21 million from Community Education Centers, Inc., or CEC, who developed the facility and operates it under contracts with Essex and Union Counties as well as the State of New Jersey, Department of Corrections. Delaney Hall continues to be operated by CEC and has become a national model for pre-release education and treatment of male and female residents. Given the success of CEC’s programs, demand for the beds in Delaney Hall has been very high. So, this 286-bed expansion has been initiated. Similar to CPT’s ongoing 600-bed expansion of our Lawton, Oklahoma, Facility, the Delaney Hall operator is the expansion developer and responsible for managing the design and construction of the expansion. CPT does not take any direct construction risk, and the general contractor provides standard completion and performance bonds. The original lease rate at the time CPT acquired Delaney Hall in 2003 was 11 percent with 3 percent annual escalators. The current lease rate paid to CPT is 11.67 percent. Since CPT acquired Delaney Hall, CEC has expanded its business considerably and now presents a much stronger credit profile than when we entered into the initial lease. Thus, the initial rate on the approximate $13 million which is expected to be invested in the expansion will be at 9.9 percent with fixed 3 percent escalators. Therefore, when the expansion is completed, the blended rate on the current facility and the expansion will be approximately 11.41 percent on a cash basis with 3 percent annual escalators. It is also important to note that the lease on the entire facility has been amended to a 10-year maturity beginning on the date the expansion is completed, which is expected to be in the third quarter of 2007. That is to say that the triple-net lease will have a 10-year term beginning in the second half of 2007 and running until 2017. Community Education Centers is the largest provider of rehabilitative services to the criminal justice system in America. CEC’s facilities provide a full range of therapeutic residential and non-residential correctional services with a well-researched and documented record of reducing the rate at which former inmates re-offend and are returned to the criminal justice system. CEC operates 17 residential facilities and 5 day reporting programs in 7 states treating over 6,000 clients daily. Urban-based pre-release treatment centers are providing an important role in reducing recidivism in the corrections sector and are being embraced. It is important that these treatment and educational services be delivered in an urban setting as inmates prepare to return to society. These urban-based treatment centers can be developed at a lower cost than prison beds and on a shorter timeline. The treatment services provided are at a cost to government, which is generally lower than housing individuals in prisons where they receive limited training and education. CentraCore Properties and Community Education Centers are currently working together on proposals for new facilities in multiple states. These types of facilities are an important and growing dimension of our business and present a number of opportunities, several of which I will address later on this call. I want to now provide an overview of CentraCore Properties Trust property portfolio, which is important in understanding the company’s position in the corrections sector market.

Including each of our properties and the expansion to Delaney Hall and Lawton, our overall portfolio has a historic average cost per bed of approximately $35,500. The historic cost per square foot is approximately $167. This includes a mix of dormitory-style facilities like Delaney Hall or Queens, Broward County, and Aurora facilities. It also includes high-security double-bunk cell facilities like Hobbs, New Mexico, and Lawton, Oklahoma. Again, our historic cost per bed is approximately $35,500 with a cost per square foot of $167. Historic cost is an important metric when evaluating strategic plans and risk profiles. However, it has little relevance when establishing lease rates or sales prices. I seriously doubt if any of you would sell your home or investment properties based on an analysis of historic cost. You would consider market value and replacement cost when setting prices as we do. So, let’s now focus on replacement cost, which is an important measure when evaluating CPT’s market position.

Using data which is publicly available, increases in construction costs and, more importantly, current costs to construct correctional facilities can be reviewed. According to the RSMeans 2006 Construction Cost Index, which is a comprehensive data source for construction costs on a highly detailed level, the general construction costs have increased over 40 percent in the past 10 years since the majority of our facilities were built. This increase is in the general industrial sector, which is the closest measure for correctional facilities. Several correctional facility construction sources report the increase in prison construction is actually greater than the RSMeans Index with correctional facility costs to construct now increasing at over 1 percent per month. Prisons are primarily concrete and steel, which were commodities in short supply prior to Hurricane Katrina, which accelerated the construction cost increases. These correctional facility construction cost increases are borne out when looking at the current cost per bed to build a new facility. Using the official statements for recent public bond offerings for new correctional facilities, construction costs can be reviewed and summarized. The information I’m going to reference is from public sources for bond issues completed in 2006. The Two Rivers Authority in Montana issued municipal bonds in 2006 to construct a 440-bed privately-operated correctional facility. This is a 92,300 square foot dormitory-style facility as opposed to a 2-bed cell design, which is more expensive to build. According to the official statement, the all-in cost, and by that I mean including the general contractor costs, the interest costs during the construction period, and the cost of obtaining the financing to construct the facility, is approximately $54,000 per bed or

$257 per square foot. This is a 440-bed dormitory-style facility. In 2006, the Industrial Development Authority of Pinal County, Arizona, issued bonds to construct a dormitory-style prison. The all-in cost per bed on this 1,000-bed dorm facility is $48,000. In 2006, the Glades Correctional Development Authority in Florida issued bonds to construct a 440-bed facility to house BICE detainees; BICE, which is the Bureau of Immigration and Customs Enforcement, which was previously the INS before becoming a part of the Department of Homeland Security. This 440-bed 99,000 square foot dormitory facility cost, on an all-in cost basis, approximately $65,000 per bed or approximately $289 per square foot. The construction costs per bed for these 3 dormitory-type facilities range from approximately $48,000 to approximately $65,000 at an average cost in excess of $250 per square foot.

Looking at other public data, Corrections Corporation of America included detailed information in their first quarter 2006 earnings release on 6 projects they currently have under construction or expansion. Based on this data, the average construction cost per bed for these facilities currently being built is approximately $52,500. CPT’s average historic cost per bed on our portfolio is approximately $35,500 or $167 per square foot. This is for our entire portfolio including our 2 current expansions under construction.

Looking just at our 7 facilities with leases maturing in April of 2008, the historic cost per bed is approximately $36,000 with a square foot cost of approximately $169. When one considers CPT’s historic cost per bed and compares it to the current replacement cost, I believe it’s clear that our portfolio has significant value in excess of the historic costs.

Looking at 2 transactions in 2006 is informative as to the market for correctional facilities. We acquired the Mesa Verde Correctional Facility in January of this year for approximately $16,300,000. This facility had a rated capacity at the time of 360 beds. Thus, we paid approximately $45,200 per bed. At the originally rated capacity, the rent per bed per day was $13. About the time CPT acquired the facility, an increase in the rated bed capacity was approved by the City of Bakersfield to go to 400 beds. This increase was at a minimum of capital costs to accommodate the additional 40 inmates. Using 400 beds, the average cost per bed is $40,750 with rent per inmate per day of $11.70. Our average portfolio cost is approximately $35,500 per bed, when we acquired Mesa Verde at a cost of approximately $45,000.

As an example of market lease rates, the lease with GEO was renewed in January 2006 on the McFarland Community Correctional Facility. Prior to the renewal, the rent per bed per day was $9.83. Following the renewal, it was $11.62 per day or an 18 percent increase. This new rental level represents a yield of approximately 13 1/2 percent on CPT’s historic cost for the facility. The Lawton expansion had an initial lease rate of 9 1/2 percent, and the Delaney Hall transaction had an initial lease rate of 9.9 percent. Given the current replacement cost to construct a new correctional facility of approximately $50,000 per bed and recent transactions with GEO and others demonstrating market lease rates for prisons, let’s now look at CPT’s portfolio of 7 correctional facilities currently leased to GEO with leases expiring in 2008.

If you were to take these 7 facilities totaling 2,930 beds and assume a replacement cost of $50,000 per bed, which I think is very reasonable given the location of these 7 facilities, you have a total replacement cost of approximately $146,500,000. Now, divide the current cash rent CPT is receiving on these 7 facilities today by this replacement cost, and you can see that if we renew these leases at a rate of approximately 8.25 percent, our financial position is unchanged. This is to say, based on a replacement cost of $50,000 per bed, our breakeven lease rate is 8.25 percent, which is 125 basis points below our lowest lease rate. It is also very interesting to note that in several of our facilities the population housed has been increased over the historic rated capacity. This is reflective of the current demand for correctional beds, and these occupancy levels are relevant in lease negotiations.

I want to now return to the discussion of governmental bonds briefly. It’s important when considering the issuance of municipal bonds to fund the construction of correctional facilities to correctly estimate the total amount of bonds that must be issued to cover all aspects of the project, not just construction costs. Many wrongly assume that if the construction contract for a facility is say $40 million the total bonds of $40 million plus issuance costs is how the bond issue is structured. Doing a cost analysis using this faulty assumption will produce incorrect results. The project fund, which is the bricks and mortar construction cost, is the largest component of the bonds issue and is generally the amount paid to the general contractor. However, to this amount you must add several items including the cost of issuance to pay the bankers, lawyers, rating agencies, etc. A debt service reserve fund is also required. This debt service reserve fund is held by the bond trustee and pays the principal and interest for one year, if the project revenues fall short. Interest on the bonds must also be paid during the construction period, when there are no revenues. Thus, a capitalized interest fund must be created and funded with bond proceeds. It is also not uncommon to have a number of additional reserves for items like property taxes and maintenance funds. The total dollar amount necessary to fund these various additional accounts is significant and is included in the bond issue. When all of these additional needs are taken into consideration, the total bond issue generally exceeds the project cost by 25 to 35 percent. That is to say for a $40 million construction project the total bonds issued may be $52 million or more. Debt service on the total bond issue must be considered when calculating cash flow needs and rent per day. The amount of bonds necessary to be issued in excess of the construction fund is often referred to as over issuance. As an example, in the 3 bond issues mentioned earlier, the amount of debt issued in addition to the construction cost was: Two Rivers, 36 percent; Pinal County, 30 percent; and Glades, 42 percent. This over issuance matter is significant in modeling cash flows for a project to be funded with bonds, whether tax exempt or taxable. The annual debt service necessary to make the payment on the bonds must be calculated on the entire bond issue including the over issuance amount. The money to make these payments comes from the lease payment made by the operator. When comparing the cash flow requirements to service bonds versus a lease, it’s also important to remember the bond payment must include principal amortization, which can be significant. In a lease arrangement, there is no principal component. So, the cash requirements to pay the rent are considerably lower. Also, it is not uncommon for a facility operator to be required to make a subordinated loan to the issuer of the bond. The subordinated loan by the operator may be necessary because the project cash flows won’t support enough bonds to fund the entire project. Thus, a source of additional subordinated funds may be necessary. This is more common in taxable bond issues given the higher interest rates and principal amortization needs. It is also important to note that bond issues for projects specifically dedicated to federal inmates or detainees generally must be done on a taxable basis as opposed to tax exempt. With that backdrop, let’s now turn our attention to the announcements made by the GEO Group, Inc., our largest Lessee, concerning its relationship with CPT.

I want to address each of the 5 points in the initial announcement. First, the announcement GEO does not intend to renew the Right to Purchase Agreement 7 years from now, when it expires. That agreement actually includes no provisions under which it could be renewed. So, its renewal was never a consideration for CPT. The agreement itself and the 7 years remaining on it do, however, warrant discussion. The Right to Purchase Agreement gives CPT, with limited exception, the right to purchase correctional facilities developed or acquired by GEO. This is a valuable right, especially considering the facilities obtained by GEO in the acquisition of Correctional Services Corporation in November of 2005. Certain properties acquired in the CSC acquisition are financed with governmentally-assisted bonds issued at favorable interest rates. If we exercise our right to acquire one or more of these facilities under the Right to Purchase Agreement, CPT may lease the property back to GEO at market cap rates in excess of the current interest rate on the bond. Under the agreement, GEO is obligated to promptly provide CPT the information necessary to make a determination as to the applicability of this agreement. Despite our requests, these documents have not been provided. CPT does intend to pursue its rights under the Right to Purchase Agreement, and our counsel has forwarded a letter to GEO demanding these documents. The agreement also allows CPT the right, with certain exceptions, to acquire properties developed and owned by GEO. Given the current growth in the corrections sector and the need to develop new beds, this can also be a valuable contract right to CPT.

The second announcement by GEO was that it does not anticipate developing any newly constructed projects using CPT financing. This announcement, like the first, does not represent any change, given GEO has never developed a new facility using CPT financing. Given the current demand for new prison beds, each of the 7 facilities with GEO leases expiring in 2008 should, I believe, currently be under expansion. The expansion of existing facilities is a highly cost-effective and efficient means of adding correctional beds. This is evidenced by the number of expansions currently under construction in the overall general corrections sector, including our Lawton and Delaney Hall projects. GEO’s announcements have not yet indicated whether it intends to make expansions to any of the referenced facilities.

The third GEO announcement is regarding the Jena Louisiana Facility, which is currently vacant. This facility has approximately 4 years remaining on the lease, and I believe, given the strong demand for correctional beds, this facility may well be occupied by the time the current lease expires. GEO has stated, on their recent conference call, that they are aggressively marketing this facility.

Next, GEO announced that it has acquired property in close proximity to several of the properties leased from CPT and is researching other sites. GEO went on to say, and the words are very important so I quote, “GEO may elect to not exercise its exclusive option to renew certain of the expiring leases in favor of constructing and the development through governmentally-sponsored bonds or other third-party financing of replacement facilities in close proximity to the facilities covered by the expiring leases.” There are 4 issues included in this statement, and I’m going to take them one at a time. First, GEO does have the option to renew the leases and must notify CPT not less than 6 months prior to the lease expiration date of April 2008. The lease rate at which the leases are renewed is market; that is to say, based on both the current lease rate and the replacement cost. If CPT and GEO cannot agree on market rent, there is an arbitration process included in the lease, which will then be used. This process includes the use of independent appraisers who follow the designated process in the lease to determine the lease rate. Please remember, the most recent transactions completed between CPT and GEO were the Lawton expansion at a rate of 9 1/2 percent with annual CPI escalators subject to a maximum increase of 4 percent and the renewal of the McFarland lease represented an approximate 18 percent increase in the annual rent, which was approximately 13 1/2 percent on CPT’s historic cost. These 2 recent transactions represent market, and I believe they would be relevant in appraisers setting rates for the renewal of GEO leases in an arbitration process and any properties acquired under the Right to Purchase Agreement. Now, let’s focus on the issue of developing replacement facilities in close proximity to CPT facilities.

For several reasons, it’s important to remember 3 of the 7 facilities with leases expiring in 2008 are in urban areas. I will address this in detail when I summarize each facility lease prospect in a few minutes. The development of a correctional facility is a complicated, time-consuming, and expensive process. Owning the land is an important first step. However zoning issues, special use permits, and environmental issues can be difficult, expensive, and time consuming to overcome. Obtaining the special use permits and zoning is much more difficult in urban areas as is overcoming any environmental issues. In non-urban areas, the zoning and use permits may be less of an issue. However, in these non-urban areas, the availability of utilities including fresh and waste water treatment capacity can be issues, and adequate workforce can also be an issue in these rural areas. There are a number of activist groups which oppose prison development which along with the NIMBY groups, Not in My Backyard, can and often do represent obstacles to correctional facility development. While these issues can be overcome, they can be difficult and time consuming to resolve and create a great deal of uncertainty and consume significant resources. The issue of governmental bonds for the development of correctional facilities is a matter covered by state law and therefore must be considered on a state-by-state basis. Certain states are more receptive to issuing bonds for privately-

operated correctional facilities, especially for economic development in outlying areas. This includes Texas, New Mexico, and Arizona. Other states, including Colorado, California, and New York, strongly resist the issuance of governmental bonds for the development of correctional facilities to be privately operated. Although these governmentally-assisted bonds are non-recourse to the governmental issuer, there is an implied moral repayment obligation. In 2004, Kerr County, Texas, defaulted on non-recourse correctional facility revenue bond. Standard & Poor’s downgraded the bonds 13 levels from A- to CC. More importantly, Standard & Poor’s downgraded the general obligation credit rating for Kerr County 4 levels from A to BB-. As to the issuance of governmental-assisted bonds for privately-operated correctional facilities, a good example of how difficult this process can be is the current situation in Pueblo, Colorado, where GEO was awarded a contract to operate a to-be-developed facility for the Colorado Department of Corrections over 2 years ago. Pueblo supported the project. However, zoning and use permits have been a significant problem, and construction has not yet started. As to the issuance of the governmental bonds by Pueblo, as requested by GEO, a May 10, 2006 editorial in the Pueblo newspaper said, and I quote, “By no means should the City even entertain the idea of issuing municipal revenue bonds to finance the project. Members of the City Council must rule out completely the notion of financing a private prison.” Suffice it to say, gaining the necessary support to issue governmental bonds may not be as simple as one might think. The Pueblo is just one example.

As to the development of replacement facilities in close proximity to CPT’s facilities covered by the expiring GEO leases, these zoning and finance matters must be overcome prior to building any new facility. The actual construction includes its own set of issues including increasing construction costs and overruns, allocation of internal resources, friction costs, and the availability of raw materials and components. For reasons I’ll address, assuming GEO does overcome the zoning and financing obstacles and finds that it’s economical to build a new facility, this does not mean the CPT facility is not used by another operator, be it private or governmental. With respect to GEO’s suggested third-party financing of the facilities, if the facility is owned by GEO, we can buy it under the Right to Purchase Agreement. If it’s owned by the third-party financing source, GEO is simply assuming another party will accept a lower yield on what is likely a higher cost asset than CPT’s. An in-place facility with an operating history, all required zoning and use permits and a historic cost basis significantly below replacement cost has a high degree of utility. If GEO chooses not to renew the leases, other users may well find it very attractive. If GEO does not renew a lease, it can create an opportunity for one of its competitors to operate a CPT facility nearby. In many cases, the absence of a competing facility creates a barrier to entry. GEO can create competition for itself by developing a new facility close to one of CPT’s. CPT has 7 facilities leased to GEO with leases expiring in 2008. I want to now review in detail each of these 7 properties.

First, let’s look at California where we have 3 of the 7 facilities. These are 3 almost identical facilities built in 1997 for the California Department of Corrections and Rehabilitation or CDCR. The CDCR conducted a competitive procurement in 1996, and these facilities were awarded as a result of this process. These 3 facilities, 2 in McFarland, California, and 1 in Adelanto, California, currently house inmates in excess of the rated capacity, which is to say they are well utilized. The CDCR has made it publicly known it needs between 10,000 and 12,000 new beds by the year 2010. That’s 10 to 12,000 new correctional beds. Accessing these new beds will be difficult, and the process would be compounded, if currently utilized beds are no longer available to CDCR and also have to be replaced. The CDCR recently released a request for a proposal for 4,000 men’s beds to be privately financed, developed, constructed, and operated. Although we have been advised the California Legislature recently removed the funding to support the men’s 4,000-bed procurement and the corresponding facility operations, CDCR is proceeding, assuming the funding will be provided. There are 2 additional important developments in California to address. First, this month, the CDCR released a request for information to establish community-based treatment facilities to address female offender issues that are at the core of their pathway to crime. The CDCR announced it will seek 4,350 female community correctional rehabilitation beds in fiscal years 2007, 2008. These community facilities, which will be existing or new construction provided by the private sector, will be staffed by CDCR personnel providing the security and private sector professionals providing educational, vocational, and therapeutic programming. In another separate release, CDCR is requesting information regarding the availability of existing renovated or newly constructed correctional facilities for lease to CDCR housing male or female lower custody adult inmates. The CDCR went on to say that due to unprecedented inmate population growth the CDCR is evaluating all possible options to house the inmate population. As a part of the strategy, CDCR requested information for private entities on the availability of facilities or buildings within California that can provide housing for inmates on a direct lease basis operated with public employees.

To summarize, California has an RFP out for 4,000 men’s beds, 4,350 women’s beds, and an open-ended request to lease any existing correctional property in the state. All real estate associated with these 3 separate requests are to be provided by the private sector. At a time when the CDCR is seeking a high volume of beds from these various sources, I consider it highly unlikely the CDCR will let existing facilities, which are currently housing more inmates than designed, go out of service. CPT representatives have met with CDCR leadership as well as key elected officials who expressed a strong desire to be assured our 3 facilities will remain available to CDCR should GEO not elect to renew the leases.

It’s also important to note that given the announced new bed needs of the CDCR there are several entities that currently hold approved building sites in California, and others including CPT, that are positioning to own and control sites on which new facilities can be constructed. Please remember, we have 3 existing facilities with 2008 renewal dates, which I believe are well positioned for continued utilization. In fact, I believe we have significant opportunities to expand our presence in California, and we are working aggressively to do so.

As another measure of demand for correctional beds in California, recently there were 2 facilities for sale, both of which CPT pursued. One was the Mesa Verde Facility, which CPT acquired in January 2006. This facility was addressed earlier. The second facility for sale was a 500-bed facility built by an unrelated private operator at the same time and for the same use as our 3 California facilities. In fact, it was the fourth facility awarded in the CDCR 1996 procurement I referred to earlier. CPT was not able to acquire this facility. While it was an attractive 500-bed community correctional facility, very similar in design and corresponding cost to CPT’s 3 facilities, CPT was not able to acquire the facility, because it was acquired by the county in which it is located for $31 million. Again, that is a 500-bed dorm-style facility, very similar to our 3 California properties, acquired by a county government for $31 million or approximately $62,000 per bed for use by the county sheriff. Correctional facility beds in California are in high demand by the state and federal as well as local governmental entities. CPT has been approached by multiple private vendors expressing interest in our 3 California facilities, and we are conducting discussions with the CDCR as to the direct lease of the properties by the state, if GEO elects not to renew the leases.

Next, let’s look at our Broward County Facility located in Pompano Beach, Florida. This urban-based facility was originally designed as a 300-bed work release facility. It is now operated by GEO under a contract with BICE. South Florida has a significant need for housing immigrant detainees while they are processed to be admitted to the U.S. or deported. Our Broward County Facility is located in a rapidly growing area adjacent to Fort Lauderdale and includes approximately 10 acres of land. This is a valuable asset with favorable zoning, which has a replacement cost well in excess of our historic cost. This facility is located in an urban area, and if you drove past it, you would not recognize it as a BICE detention or processing center. This facility is also housing a population significantly in excess of the originally rated 300 beds. For sake of comparison, the Glades Correctional Development Corporation bond transaction I referred to earlier, which is a 440-bed dorm-style facility developed to also be used by BICE in Florida. This new Glades Facility is approximately 80 miles into the rural center of Florida from CPT’s Broward County Facility. The Glades Facility cost $65,000 per bed to construct.

Based on the average annual debt service for the bonds, the rent per bed per day is approximately $18. The rent per bed per day on CPT’s Broward Facility, assuming today’s utilization level, is $12.26. Earlier, I mentioned the movement in the corrections sector to provide pre-release training facilities to better prepare inmates to return to society, minimizing the recidivism or the potential to re-offend and return to prison. Our Broward County Facility could be used as a pre-release secured training facility given its location and the demand for pre-release treatment. CPT has been approached by multiple private entities interested in leasing our Broward County Facility, should GEO elect not to renew its lease.

Now, moving on to Texas; our Karnes County Correctional Facility is a highly-secure 480-bed correctional facility in South Texas and was acquired from the County in 1998. Karnes County issued bonds for the construction of this facility, which were about to go into default. As a result of the pending default and the corresponding County credit issues, CPT acquired the facility on very favorable terms. Our historic cost per bed on this highly-secure facility is approximately $34,000. The State of Texas, according to elected officials in the State Legislature, needs approximately 10,000 new beds by the year 2010. Of this need, approximately 3,000 beds are identified as available either in county jails or with private operators leaving approximately 7,000 needed beds. In addition, it is well known that South Texas has a significant immigration issue creating a need for correctional beds by the U.S. Marshal Service and BICE, which can reasonably be expected to compete with the needs for the State of Texas then. GEO owns approximately 30 acres of land next to the Karnes County facility, which were acquired by GEO in 1998 when CPT acquired the facility. Given the demand for correctional beds in Texas, especially South Texas where our facility is located, this facility should, in my opinion, be under expansion now to meet the anticipated needs of Texas, BICE and the U.S. Marshals Service. The Bureau of Prisons has a procurement out called CAR for Criminal Alien Requirement. This public procurement, which is CAR6, calls for 7,000 beds to house non-U.S. citizens, primarily Mexican sentenced male inmates, in existing secure correctional institutions. The facilities proposed for use in CAR6 must either be in Arizona, California, New Mexico, Louisiana, Oklahoma, or Texas. Expansion or renovation of existing facilities is permitted, if completed within 270 days of contract award. The demand for beds in Texas is strong, and I believe the outlook for continued utilization of our Karnes County facility is quite good.

Let’s now look at our facility located in Queens, New York. This is a 200 bed secure facility operated by GEO under a contract with the U.S. Marshal Service. CPT’s building sits on a block of land in an industrial and residential area. The building is L-shaped. According to public records, in 2005, GEO acquired a much smaller building on the same block sitting in the middle of the L-shaped property that CPT owns. While this GEO property is in close proximity to the CPT property, according the local newspapers, this property was acquired for expansion, and based on my conversations with local officials, it has not been authorized as such. I was also advised that the GEO-owned property adjacent to CPT’s Queens Facility is far too small to function as a stand alone correctional facility. Our Queens Facility is a valuable property located in an urban area very close to the JFK International Airport. If for any reason GEO chooses not to renew the CPT lease, this property has a number of alternative users. The facility would make an excellent pre-release training center, given its design, zoning, and favorable urban location. CPT has been approached by multiple private vendors expressing interest in this facility, which I believe has very bright prospects for continued utilization.

Let’s now discuss our Aurora, Colorado, Facility. This facility is a 300-bed secured facility located in a high-growth industrial area of Aurora, Colorado. Aurora is a suburb to the east of Denver. However, it has a larger population than the City of Denver. This facility is located very close to the I-70 corridor between the old and new Denver Airports, and it’s close to 3 Colorado State Prisons and the Denver County Jail. It was the first to be developed and operated by GEO, and this facility laid one of the cornerstones for the development of the private corrections sector. As for property owned by GEO, which is adjacent to CPT-owned facilities, this is very interesting and amplifies the value of our Aurora Facility. The following information is all publicly available on the Adams County Assessor’s website. GEO has owned approximately 6 acres of land next to our facility since CPT acquired it in 1998. In 2003, GEO acquired an additional 4 acres of land across the street from our facility. In 2005, GEO acquired an additional 5 acres of land behind our facility and then acquired approximately 2 acres of land to the west of our facility. Thus, GEO owns 4 parcels of land in close proximity to CPT’s Aurora Facility, which sits right in the middle of these 3 GEO parcels.

Now, here are several data points which I think are interesting. First, BICE has issued a number of pre-solicitation notices over the past several months regarding its need for beds in the Denver metro area. In SEC Forms 8k filed by GEO on November 16, 2005; August 22, 2005; and May 19, 2005; GEO included statements regarding the Aurora BICE processing center owned by CPT. In each instance, GEO advised the public in the 8k filing that GEO would be submitting a proposal for the expansion of the 350-bed Aurora BICE processing center in response to the expected BICE solicitation. It should be noted that on May 8, 2006, just last week, the Department of Homeland Security, Immigration and Custom Enforcement Headquarters Procurement Division, issued a public pre-solicitation notice. This notice advised interested parties that BICE will issue a procurement for a detention facility to house approximately 400 detained aliens. The proposed facility must be pre-existing, and it must be located in the GEO-political boundaries of Denver, Colorado. This pre-solicitation notice goes on to say that the solicitation will be published on or about May 19, 2006, which is today, and we noted that is has not been filed, with a closing date for the solicitation of June 30, 2006. There is only one facility I’m aware of in the Denver metro area that meets the requirements of this procurement, and CPT owns it. Remember, it must be a pre-existing facility in the metro Denver area within 40 miles of the Denver Airport. CPT’s facility is 18 miles from the airport. The procurement is for up to 400 beds, which amplifies not only the need for the beds but the expansion potential for existing facilities. Less than 2 weeks ago, CPT met with planning and zoning representatives of the City of Aurora. The city officials stated that GEO has not recently submitted any zoning requests or applications and had none pending. These same city officials represented they viewed expansion of the facility as viable. However, the development of a separate, adjacent facility should not be expected to find support. The City does not want 2 correctional facilities right next to each other. Thus, while GEO does indeed own 4 parcels of land in close proximity to the CPT facility, according to Aurora city officials, there are no pending GEO applications to expand or construct a new facility on these 4 parcels of land. The State of Colorado as well as other private correctional facility operators have expressed an interest in this CPT-owned facility. The State of Colorado has a strong need for new beds and being located next to 3 State Prisons, the Colorado Department of Corrections has expressed a desire to access our Aurora Facility. Given its urban, secure location, it would also make an excellent pre-release treatment facility, which Colorado has a need for. I believe the prospects for the continued use of CPT’s Aurora Facility remain very bright.

That concludes the summary of each of the 7 facilities leased to GEO with leases expiring in April of 2008. Given our cost basis in each of these properties, the difficulty of obtaining zoning and permits, and the escalating cost to construct replacement facilities combined with the ongoing demand for new correctional beds, I feel very comfortable with our portfolio and the prospects for the continuing operation of the 7 properties currently leased to GEO with leases expiring in 2008. In fact, I feel strongly that CPT has a very bright future.

As to our management approach on these 7 properties, first, we are focused on doing everything possible to assure ourselves that we’ll have backup tenants in place on each property before the lease expires. To best accomplish this, we are meeting with elected officials and private operators who have expressed an interest in leasing and operating our properties. This includes government officials at the county, state, and federal level including the Bureau of Prisons, U.S. Marshal Service, and BICE. Remember, we can either lease our properties directly to government or to private prison operators. We have attractive options to maintain the continued utilization of our properties other than leasing them to GEO. Second, when opportunities present themselves, and we expect several in addition to those I’ve already covered, CPT will team with non-GEO operators to submit backup proposals to government for the continued operation of CPT’s facilities. For instance, in Aurora, there is no reason CPT cannot team with another operator and submit a backup proposal to BICE. The same is true in California. Third, we intend to submit proposals to government offering the direct lease of our properties. The government, as the lessee, may then operate the facility with government employees or under separate operating contracts between the government and the selected operator. I believe in many instances the direct lease by government of our properties may be an attractive option, for instance in California, and fourth, we will continue to aggressively pursue new business opportunities. While we recognize GEO’s right to renew the leases, we are moving forward aggressively to establish alternative users on terms favorable to CPT.

Let me conclude my comments by addressing the general conditions in the private corrections sector. Hopefully, each of you listened to the recent earnings conference calls by Corrections Corporation of America and The GEO Group, Inc. Each is experiencing high growth in their operating revenues and profits as well as very strong demand for the development of new beds and private management services. In their recent public first quarter earnings conference call, CCA executives stated, and I quote, “Our strategy to invest cash in expanding our inventory of beds is based upon our belief that we face a very positive environment for our business with the demand for beds exceeding supply, a lack of new supply in the pipeline and the fact that it will take years for a material increase in prison bed supply to occur.” CCA went on to state that “The landscape of the Bureau of Prisons really has not changed. Their forecast of estimated bed needs over the next 5 to 6 years compared to the estimated bed capacity, both in the private sector as well as the BOP beds being brought online is still a shortfall of 25 to 30,000 beds.” The demand for prison beds is at unprecedented levels, and CPT has the advantage of leasing our facilities directly to government for operation with public employees. We can also do as we’ve traditionally done, and that is to lease our facilities to private operators. Our facilities are well located, zoned, and have an operating history, and most importantly, have a replacement value well above our historic cost. Based on replacement cost, our existing lease rates are very favorable and increases are not unreasonable. To conclude, we have significant opportunities to build shareholder value with or without GEO, and we have received numerous expressions of interest in our facilities from other parties. We have initiated an aggressive growth program to diversify away from GEO with other correctional facility operators as well as directly with governmental entities. Given the current environment in the both the public and privately-operated correctional sectors and the large volume expected procurement, I think it’s a very good time to own correctional beds.

With that, I’ll conclude my comments, and Operator, let’s open it up for questions.

Operator:
Thank you sir. Ladies and gentlemen, if you would like to ask a live audio question at this time, you may press the number 1 key on your touchtone telephone. If your question has been answered or you simply wish to remove yourself from the queue, you may press the # key. Again, if you would like to ask a question, press the 1 key on your telephone at this time.

Our first question comes from Todd Van Fleet from First Analysis.

Todd Van Fleet:
Good afternoon guys. Chuck, I don’t know if you want to take a sip of water or something after that, but I just actually — thanks for all that detail, but I actually want to ask you about the pipeline and new business opportunities that you have out there. Do you — I mean, at some point, do you ever plan to give more granularity or detail in terms of projects that you’re pursuing, the types of projects, where you’re pursuing them, the expected magnitude, kind of the overall size of the projects? At some point, are we going to get more granularity on that sort of thing?

Charles Jones:
Well, probably not. We’ll continue to give you the information that we feel competitively doesn’t impact us negatively. I can tell you that we’re very focused in California. We are very focused in Texas and in other states that primarily have a high growth. If you look at the statistics, which is the Department of Justice, the highest growth in the population right now is New York, Florida, Texas, and that’s where we’ll [inaudible], Colorado, Idaho, New Mexico, Arizona also have [inaudible]. So, that’s where we’re [inaudible].

Todd Van Fleet:	Thanks.

Operator:	Our next question is coming from Michael Bilerman from Citigroup.

[Unintelligible]:
Hi. This is [Unintelligible] calling with Michael Bilerman. I just had a quick question about the increase in the G&A. If you could break that down, if that was related to — how much of it was related to legal costs?

Charles Jones:
Well, it’s generally related, to some degree, in the actions taken by GEO, but we’ve also renewed our insurance policy for the Board of Trustees, things like that. That was a small increase. We have audit increases. So, it’s just general business items including legal.

[Unintelligible]:	Right. Do you see that as a run rate going forward into ‘07?

Charles Jones:
We do for right now only because we’re being conservative based on the announcement GEO has made and some of the other undertakings we have from a business development standpoint totally unrelated to GEO.

[Unintelligible]:	Okay and then, at the Aurora Facility, with the GEO Group owning all of the parcels around your site, would it be possible for CPT to expand?

Charles Jones:
Well, we wouldn’t expand it without working closely with an operator. So, on our land itself, there is a small amount, but no; we would have to expand the facility going up, unless it was in concert with GEO, who does own some land.

[Unintelligible]:	Right. Okay. Thank you for all of your details on the GEO leases. They were extraordinarily helpful.

Charles Jones:	Thank you.

Operator:	Again ladies and gentlemen, for any additional questions, you may press the 1 key on your telephone at this time.

Our next question is coming from Ross Nussbaum from Bank of America.

Dustin:
Hi guys. This is actually Dustin. How are you doing? Chuck, just to follow-up on Todd’s question about the pipeline, last quarter you guys mentioned that you had 3 letters of intent outstanding to new prospective tenants for about 30 million. Is there any update you can give us on what’s happening with those?

Charles Jones:	Well, part of that was the expansion at Delaney Hall, which we closed, and the others are still outstanding.

Dustin:	Okay and then, I guess related to that, you also mentioned a bid for a mental health facility for about 60 million that you expected to hear about in April.

Charles Jones:	Yes. Right before the final presentation, we received notification disappointingly telling us that the state had terminated the procurement.

Dustin:	Okay and then, I guess related to the GEO situation, at this point, have you had any face-to-face discussions with George on their intent to restructure?

Charles Jones:	Yes. There has been one meeting with limited dialogue about it, but I would emphasize that none of this is personal, and we respect their desires, and I think they have the same attitude toward us, and we would welcome the opportunity to discuss renewal of any of these as well as the expansion.

Dustin:
Okay and then, I guess lastly, is it reasonable to assume, based on their estimates, that it would take them 9 to 12 months to build a new facility that we could see at least a partial resolution to all of this by October of this year?

Charles Jones:	It’s not out of the question.

Dustin:	Okay. Thanks again for all the detail as well.

Operator:	Again, ladies and gentlemen, for any additional questions or comments, press the 1 key on your telephone at this time.

I am not showing any further questions. I will turn the conference back to you.

Charles Jones:
Well, we recognize that it was longer than normal just given the volume of data that we wanted to relay, but we appreciate your participation, and we look forward to next quarter’s call. Thank you very much.

Operator:	Ladies and gentlemen, we thank you all for your participation in today’s conference. This does conclude the program. You may disconnect your lines. Have a wonderful day.

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